Exhibit 99.1

FOR IMMEDIATE RELEASE: JANUARY 29, 2015

LEGGETT & PLATT ANNOUNCES RECORD FULL-YEAR ADJUSTED EPS

Carthage, MO, January 29, 2015 —

•	2014 continuing operations adjusted[1] EPS was a record $1.78, a 19% improvement over 2013

•	Three-year TSR[2] ending 2014 ranks in the top quarter of the S&P 500 companies

•	2014 continuing operations sales grew 9%

•	2014 continuing operations adjusted EBIT margin improved 60 basis points to 10.2%

•	4Q continuing operations sales grew 11% versus last year; adjusted EPS grew 8%

•	Incremental litigation accrual of $.21 per share recorded in 4Q, of which $.09 is in continuing operations

•	2015 continuing operations EPS guidance is $1.90 – 2.10 on sales of $3.9 – 4.1 billion

Diversified manufacturer Leggett & Platt announced record full-year adjusted EPS from continuing operations of $1.78 for 2014, a 19% improvement over 2013 adjusted EPS of $1.50. The EPS improvement is largely the result of strong sales growth.

Full-year EPS, without adjustments, declined to $0.68 in 2014, from $1.34 in 2013, but includes several unusual items (see table below). 2014 EPS includes a noncash impairment charge, litigation accruals, a loss on divestiture, and an operating loss from discontinued operations. 2013 EPS includes a noncash impairment charge, an acquisition-related gain, and income from discontinued operations.

	Fourth Quarter			Full Year
EPS, $/share:	2014	2013	Change	2014	2013	Change

Continuing Operations, adjusted	.41	.38	8%	1.78	1.50	19%
Acquisition Gain	—	—		—	.06
Noncash Impairment:
Commercial Vehicle Products	—	(.31)		—	(.31)
Litigation Accrual	(.09)	—		(.23)	—

Continuing Operations	.32	.07		1.55	1.25

Discontinued Operations, adjusted	(.03)	(.03)		(.04)	.09
Divestiture Loss	(.03)	—		(.03)	—
Noncash Impairment: Store Fixtures	—	—		(.65)	—
Litigation Accrual	(.12)	—		(.15)	—

EPS, as reported	.14	.04		.68	1.34

Net Sales, Continuing Ops, $m	953	859	11%	3,782	3,477	9%

Full year sales from continuing operations increased 9%, to $3.78 billion. Same location sales improved 6% in 2014 due to strong volume gains in Automotive and in most of the company’s Residential businesses (including Bedding, Adjustable Beds, Home Furniture, Geo Components, Fabric Converting, and Carpet Underlay). Acquisitions contributed 3% to sales growth.

[1]	To aid awareness of underlying operational profitability, adjusted EPS from continuing operations excludes: for 2014, $.23 of litigation accrual; and for 2013, a $.06 acquisition-related gain, and $.31 noncash impairment charge.
[2]	TSR = (Change in Stock Price + Dividends) / Beginning Stock Price; assumes dividends are reinvested

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Fourth Quarter Results

Fourth quarter adjusted3 EPS from continuing operations was $.41, an 8% increase compared to $.38 in the prior year. This adjusted EPS increase reflects strong sales growth and reduced LIFO expense, partially offset by a higher adjusted tax rate and a large accrual ($.08 per share) for TSR-driven and other stock-based long-term incentive compensation plans, as a result of the significant increase in Leggett’s stock price relative to the market during the fourth quarter.

Fourth quarter EPS, unadjusted, was $.14, including a litigation accrual, a loss on divestiture, and a discontinued operations loss. Fourth quarter 2013 EPS was $.04, including a noncash impairment and a discontinued operations loss.

Fourth quarter 2014 sales from continuing operations grew 11% versus the prior year. Same location sales improved 6% due to strong volume gains in most of the company’s Residential businesses, Automotive, and Work Furniture. Acquisitions contributed 5% to sales growth.

CEO Comments

Board Chair and CEO David S. Haffner commented, “In 2014, Leggett & Platt achieved strong volume gains and improved margins, which contributed to record adjusted EPS, a record stock price, and superb TSR. Our stock price rose 38% in 2014, from approximately $31 to $43, with much of the increase occurring in the fourth quarter. Including dividends, our 2014 TSR was 43%, which ranked in the top 7% of the S&P 500 companies. As we begin 2015 we continue to experience strong demand for our products, and are optimistic about what we can achieve this year.

“Our primary goal, which is unchanged since 2007, is to generate TSR that ranks within the top third of the S&P 500 companies over rolling three-year periods. Our strategy, also unchanged, envisions a balanced, four-prong approach toward TSR in which we simultaneously seek to: i) grow revenue, ii) improve margin, iii) provide an attractive dividend yield, and iv) reduce shares outstanding.

“For 2014, continuing operations posted 9% sales growth, exceeding our 4-5% growth target. Continuing operations’ adjusted EBIT margin was 10.2%, the highest since 2000; margin improved by over 60 basis points, which is double our 20-30 basis point strategic target. We increased our dividend and provided an excellent dividend yield. Finally, we repurchased over 5 million shares of our stock, and reduced shares outstanding by 1%.

“We continued during 2014 to enhance our portfolio of businesses. In July, we acquired Tempur Sealy’s three U.S. innerspring component production facilities, and became their exclusive long-term supplier in the U.S. and Canada of wire-based innersprings. Later in the year, we divested the bulk of our Store Fixtures operations. Prior to the divestiture we recorded a noncash impairment charge of $108 million.

“For the three-year period ending 2014, we surpassed our goal by generating TSR in the top quarter of the S&P 500. Over those three years, Leggett stockholders doubled their money and received a compound TSR of 28% annually, assuming dividends were reinvested.”

Cash Flow, Dividends and Stock Repurchases

The company generated $382 million of cash from operations during 2014. Major uses of cash included $94 million to fund capital expenditures, $168 million for dividend payments, $70 million for acquisitions, and $128 million (net) to repurchase stock. The company issued $300 million of debt in November, and used the proceeds to replace maturing debt and repay commercial paper. The company ended the year with its entire $600 million commercial paper program available. Net debt to net capital was 31.5% at year end, at the conservative end of the company’s 30% - 40% target range.

[3]	To aid awareness of underlying operational profitability, adjusted EPS from continuing operations excludes: for 4Q 2014, a $.09 litigation accrual; and for 4Q 2013, a $.31 noncash impairment charge.

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2014 marked the 43rd consecutive annual dividend increase for Leggett & Platt, with a compound annual growth rate of 13% over that period. Only one other S&P 500 company can claim as high a rate of dividend growth for as many years. Leggett & Platt is proud of its dividend record, and plans to extend it.

At Wednesday’s closing share price of $44.49, the indicated annual dividend of $1.24 per share generates a dividend yield of 2.8%, one of the highest dividend yields among the 54 stocks of the S&P 500 Dividend Aristocrats.

The company purchased 5.4 million shares of its stock during 2014, and issued 3.9 million shares. Issuances were largely related to employee stock option exercises.

Anticipating Record 2015 EPS

For 2015, the company expects additional sales growth, EBIT margin improvement, and record operating EPS. The company projects 2015 continuing operations’ sales of $3.9 – 4.1 billion, or 3% – 8% growth, and EPS of $1.90 – 2.10.

Cash from operations should be approximately $350 million in 2015. Capital expenditures are expected to be roughly $120 million, and dividend payments should approximate $170 million.

As has been the company’s practice, after funding dividends, capital expenditures, and acquisitions, we expect to use remaining cash flow, if any, to repurchase stock. The company has standing authorization from the Board of Directors to buy up to 10 million shares each year; however, no specific commitment or timetable has been established to do so. The company expects to issue approximately 2-3 million shares in 2015, and to repurchase at least enough stock to offset shares issued.

SEGMENT RESULTS – Fourth Quarter 2014 (versus 4Q 2013)

Residential Furnishings – Total sales increased $101 million, or 21%. Same location sales grew 12%, with strong unit volume growth in many product categories. Acquisitions contributed the remainder of the growth. EBIT (earnings before interest and income taxes) decreased $14 million, with the benefit from higher sales more than offset by a $22 million litigation accrual and a large accrual for stock-based long-term incentive compensation plans.

Commercial Fixturing & Components – Total sales increased $7 million, or 15%. EBIT increased slightly, as the benefit of higher sales was largely offset by increased stock compensation accrual.

Industrial Materials – Total sales grew $9 million, or 5%, largely from increased wire volume. EBIT increased $1 million due to higher sales and several smaller items, but this was partially offset by higher stock compensation accrual.

Specialized Products – Total sales increased $10 million, or 5%, with strength in Automotive partially offset by declines in Commercial Vehicle Products (CVP). EBIT improved $69 million, largely due to non-recurrence of last year’s $67 million CVP impairment charge. Higher sales also contributed to the EBIT gain, but were partially offset by higher stock compensation accrual.

SEGMENT RESULTS – Full Year 2014 (versus 2013)

Residential Furnishings – Total sales increased $256 million, or 13%. Same location sales increased 9% due to growth in most product categories, and acquisitions added 4% to sales. EBIT decreased $8 million, with the benefit from higher sales more than offset by $54 million of litigation accrual.

Commercial Fixturing & Components – Total sales increased $12 million, or 7%. EBIT increased $2 million as a result of higher sales.

Industrial Materials – Total sales increased $21 million, or 3%, largely from acquisitions. EBIT decreased $16 million, or 22%, due to reduced metal margin and weather-related costs and inefficiencies early in 2014.

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Specialized Products – Total sales increased $71 million, or 9%, largely due to strength in Automotive. EBIT increased $91 million, due to higher sales and non-recurrence of last year’s $67 million CVP noncash impairment.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Friday, January 30. The webcast can be accessed from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode. First quarter results will be released after the market closes on Thursday, April 30, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: For over 130 years Leggett & Platt (NYSE: LEG) has been enhancing people’s lives as a diversified manufacturer that designs and produces engineered products found in most homes and automobiles. Continuing Operations are comprised of 18 business units, 19,000 employee-partners, and 130 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) carpet underlay; c) adjustable bed bases; d) work furniture and components; e) drawn steel wire; f) automotive seat support & lumbar systems; g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Vice President of Investor Relations

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LEGGETT & PLATT	Page 5 of 6	January 29, 2015

RESULTS OF OPERATIONS [1]	FOURTH QUARTER			YEAR TO DATE
(In millions, except per share data)	2014	2013	Change	2014	2013	Change
Net sales (from continuing operations)	$953.3	$859.2	11%	$3,782.3	$3,477.2	9%
Cost of goods sold	749.5	694.1		2,991.9	2,767.3

Gross profit	203.8	165.1		790.4	709.9
Selling & administrative expenses	132.0	91.1	45%	449.6	367.9	22%
Amortization	5.2	9.3		19.7	25.4
Other expense (income), net	(1.5)	59.5		(10.4)	42.0

Earnings before interest and taxes	68.1	5.2		331.5	274.6
Net interest expense	9.1	8.9		36.0	37.0

Earnings before income taxes	59.0	(3.7)		295.5	237.6
Income taxes	12.8	(14.2)		70.3	51.3

Net earnings from continuing operations	46.2	10.5		225.2	186.3
Discontinued operations, net of tax	(24.6)	(4.2)		(124.0)	13.4

Net earnings	21.6	6.3		101.2	199.7
Less net income from non-controlling interest	1.0	0.7		3.2	2.4

Net earnings attributable to L&P	$20.6	$5.6		$98.0	$197.3

Earnings per diluted share
From continuing operations	$0.32	$0.07		$1.55	$1.25	24%
From discontinued operations	($0.18)	($0.03)		($0.87)	$0.09
Net earnings per diluted share	$0.14	$0.04		$0.68	$1.34	(49%)
Shares outstanding
Common stock (at end of period)	137.8	139.4		137.8	139.4	(1%)
Basic (average for period)	141.0	144.0		141.4	145.2
Diluted (average for period)	143.1	145.9		143.2	147.2	(3%)

CASH FLOW	FOURTH QUARTER			YEAR TO DATE
(In millions)	2014	2013	Change	2014	2013	Change
Net earnings	$21.6	$6.3		$101.2	$199.7
Depreciation and amortization	30.3	34.3		117.9	122.6
Working capital decrease (increase)	112.7	102.0		53.6	26.4
Impairments	0.2	63.1		109.3	65.4
Other operating activity	1.4	(27.6)		(0.1)	2.8

Net Cash from Operating Activity	$166.2	$178.1	(7%)	$381.9	$416.9	(8%)
Additions to PP&E	(31.1)	(20.6)		(94.1)	(80.6)	17%
Purchase of companies, net of cash	(0.2)	(1.4)		(70.4)	(27.9)
Proceeds from asset sales	64.5	2.1		76.5	18.9
Dividends paid	(42.6)	(42.3)		(167.5)	(124.9)
Repurchase of common stock, net	(15.4)	(54.4)		(127.9)	(132.5)
Additions (payments) to debt, net	(45.8)	(88.4)		87.0	(180.4)
Liquidation of unconsolidated entity	0.0	0.0		0.0	21.2
Other	(5.7)	0.7		(25.4)	2.9

Increase (Decr.) in Cash & Equiv.	$89.9	$(26.2)		$60.1	$(86.4)

FINANCIAL POSITION	31-Dec
(In millions)	2014	2013	Change
Cash and equivalents	$332.8	$272.7
Receivables	523.3	467.4
Inventories	481.6	495.9
Held for sale	10.4	0.0
Other current assets	81.5	45.7

Total current assets	1,429.6	1,281.7	12%
Net fixed assets	558.9	574.6
Held for sale	22.4	19.1
Goodwill and other assets	1,129.7	1,232.7

TOTAL ASSETS	$3,140.6	$3,108.1	1%

Trade accounts payable	$369.8	$339.3
Current debt maturities	201.7	181.1
Held for sale	5.4	0.0
Other current liabilities	415.3	309.1

Total current liabilities	992.2	829.5	20%
Long term debt	766.7	688.4	11%
Deferred taxes and other liabilities	226.8	191.0
Equity	1,154.9	1,399.2	(17%)

Total Capitalization	2,148.4	2,278.6

TOTAL LIABILITIES & EQUITY	$3,140.6	$3,108.1

LEGGETT & PLATT	Page 6 of 6

SEGMENT RESULTS [1]	FOURTH QUARTER			YEAR TO DATE
(In millions)	2014	2013	Change	2014	2013	Change

External Sales
Residential Furnishings	$573.9	$474.0	21.1%	$2,183.4	$1,944.0	12.3%
Commercial Fixturing & Components	50.9	44.7	13.9%	194.3	182.5	6.5%
Industrial Materials	134.2	146.7	(8.5%)	605.3	612.8	(1.2%)
Specialized Products	194.3	193.8	0.3%	799.3	737.9	8.3%

Total	$953.3	$859.2	11.0%	$3,782.3	$3,477.2	8.8%

Inter-Segment Sales
Residential Furnishings	$10.0	$8.8		$39.8	$23.0
Commercial Fixturing & Components	1.4	0.9		4.6	4.0
Industrial Materials	72.7	51.2		259.7	231.0
Specialized Products	19.2	9.9		62.4	52.5

Total	$103.3	$70.8		$366.5	$310.5

Total Sales
Residential Furnishings	$583.9	$482.8	20.9%	$2,223.2	$1,967.0	13.0%
Commercial Fixturing & Components	52.3	45.6	14.7%	198.9	186.5	6.6%
Industrial Materials	206.9	197.9	4.5%	865.0	843.8	2.5%
Specialized Products	213.5	203.7	4.8%	861.7	790.4	9.0%

Total	$1,056.6	$930.0	13.6%	$4,148.8	$3,787.7	9.5%

EBIT
Residential Furnishings	$25.7	$39.7	(35%)	$161.3	$169.4	(5%)
Commercial Fixturing & Components	3.4	3.1	10%	13.0	10.7	21%
Industrial Materials	13.5	12.3	10%	55.8	71.3	(22%)
Specialized Products	29.7	(39.1)	176%	117.4	26.2	348%
Intersegment eliminations and other	(4.9)	1.3		(15.1)	0.9
Change in LIFO reserve	0.7	(12.1)		(0.9)	(3.9)

Total	$68.1	$5.2	1210%	$331.5	$274.6	21%

EBIT Margin [2]			Basis Pts			Basis Pts
Residential Furnishings	4.4%	8.2%	(380)	7.3%	8.6%	(130)
Commercial Fixturing & Components	6.5%	6.8%	(30)	6.5%	5.7%	80
Industrial Materials	6.5%	6.2%	30	6.5%	8.4%	(190)
Specialized Products	13.9%	(19.2%)	3310	13.6%	3.3%	1030

Overall from Continuing Operations	7.1%	0.6%	650	8.8%	7.9%	90

LAST SIX QUARTERS	2013		2014
Selected Figures	3Q	4Q	1Q	2Q	3Q	4Q
Net Sales ($ million)	878	859	876	956	997	953
Sales Growth (vs. prior year)	2%	6%	2%	9%	14%	11%
EBIT ($ million)	99	5	86	102	75	68
Cash from Operations ($ million)	116	178	(20)	103	132	166

EBIT Margin	11.3%	0.6%	9.8%	10.7%	7.6%	7.1%
Adjusted EBIT Margin [3]	10.3%	8.4%	9.8%	10.7%	10.7%	9.5%
EPS - continuing operations (diluted)	$0.45	$0.07	$0.38	$0.48	$0.37	$0.32
Adjusted EPS - continuing ops (diluted) [3]	$0.39	$0.38	$0.38	$0.48	$0.51	$0.41

Net Debt to Net Capitalization
Long term debt	957.5	688.4	811.0	926.0	619.2	766.7
Current debt maturities	1.1	181.1	181.4	181.3	381.6	201.7
Less cash and equivalents	(298.9)	(272.7)	(268.6)	(304.2)	(242.9)	(332.8)

Net Debt	659.7	596.8	723.8	803.1	757.9	635.6

Total capitalization	2,666.3	2,278.6	2,387.5	2,378.6	2,040.3	2,148.4
Current debt maturities	1.1	181.1	181.4	181.3	381.6	201.7
Less cash and equivalents	(298.9)	(272.7)	(268.6)	(304.2)	(242.9)	(332.8)

Net Capitalization	2,368.5	2,187.0	2,300.3	2,255.7	2,179.0	2,017.3

Long Term Debt to Total Capitalization	35.9%	30.2%	34.0%	38.9%	30.3%	35.7%
Net Debt to Net Capital	27.9%	27.3%	31.5%	35.6%	34.8%	31.5%

Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.

Same Location Sales (vs. prior year)	3Q	4Q	1Q	2Q	3Q	4Q
Residential Furnishings	6%	6%	2%	9%	11%	12%
Commercial Fixturing & Components	4%	(8%)	5%	5%	2%	15%
Industrial Materials	(10%)	(4%)	(12%)	(4%)	7%	5%
Specialized Products	1%	8%	6%	10%	13%	5%
Overall from Continuing Operations	0%	4%	0%	7%	9%	6%

[1]	Prior year results have been restated for discontinued operations.
[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[3]	Excludes $9m ($.06 / share) gain on acquisition in 3Q 2013, $67m ($.31 / share) CVP impairment in 4Q 2013, $32m ($.14 / share) litigation accrual in 3Q 2014, and $22m ($.09 / share) litigation accrual in 4Q 2014.